Arcturus Appoints John Markels, Ph.D. to its Board of Directors

Dr. Markels, accomplished and experienced industry executive, most recently President of Global Vaccines at Merck, to provide strategic oversight to the Company’s vaccine franchise

San Diego, Calif., December 13, 2022 – Arcturus Therapeutics Holdings Inc. (the “Company”, “Arcturus”, Nasdaq: ARCT), a global late-stage clinical messenger RNA medicines company focused on the development of infectious disease vaccines and significant opportunities within liver and respiratory rare diseases, today announced that is has appointed John Markels, Ph.D., an accomplished pharmaceutical executive with over 35 years of industry experience, to its Board of Directors. As part of this role, Dr. Markels will provide strategic oversight to the Company’s vaccine franchise and manufacturing processes.

“We are very pleased to welcome Dr. John Markels to the Arcturus Board,” said Joseph Payne, President & CEO of Arcturus. “John is an accomplished industry leader with exceptional vaccine and manufacturing expertise gained from a prolific career with Merck. John’s experience will be particularly valuable as we advance our pipeline of mRNA therapeutics and work alongside our strategic collaborator, CSL Seqirus, to develop and commercialize novel self-amplifying mRNA vaccines.”

“Arcturus has pioneered a differentiated mRNA technology platform that is well positioned to lead a new class of highly effective vaccines for pathogens of global concern, as well as innovative medicines for certain important diseases. I look forward to working closely with the team to support the manufacturing and delivery of next generation mRNA medicines and vaccines globally,” said John Markels, Ph.D., Director at Arcturus.

Dr. Markels Biography

Dr. Markels has over 35 years of leadership experience in the pharmaceutical industry at Merck & Co., Inc., with a deep background in manufacturing, development, and technology transfer as well as global commercial, policy, and organizational development. Dr. Markels serves on the Board of Sangamo Therapeutics and chairs and serves on the advisory boards for the University of California, Berkeley College of Chemistry and University of Delaware Department of Chemical and Biomolecular Engineering, respectively. Dr. Markels retired from Merck in March 2022, most recently as President of Global Vaccines, a large and growing business where he led an integrated team dedicated to discovery and development, supply and access, and global marketing and long-term strategy for the vaccines portfolio. Earlier roles at Merck included President, Latin America, as well as a long career in senior leadership positions in major regions worldwide in manufacturing technology, operations, supply chain and strategy. Dr. Markels has worked in every region of the world and lived in the U.S., Latin America and Europe. He received his Ph.D. in Chemical Engineering from the University of California, Berkeley and his B.S. in Chemical Engineering from the University of Delaware.

About Arcturus Therapeutics

Founded in 2013 and based in San Diego, California, Arcturus Therapeutics Holdings Inc. (Nasdaq: ARCT) is a global late-stage clinical mRNA medicines and vaccines company with enabling technologies: (i) LUNAR® lipid-mediated delivery, (ii) STARR™ mRNA Technology (samRNA) and (iii) mRNA drug substance along with drug product manufacturing expertise. Arcturus’ diverse pipeline of RNA therapeutic and vaccine candidates includes mRNA vaccine programs for SARS-CoV-2 (COVID-19) and Influenza, and other programs to potentially treat ornithine transcarbamylase (OTC) deficiency, and cystic fibrosis, along with partnered programs including glycogen storage disease type III, and hepatitis B virus. Arcturus’ versatile RNA therapeutics platforms can be applied toward multiple types of nucleic acid medicines including messenger RNA, small interfering RNA, circular RNA, antisense RNA, self-amplifying RNA, DNA, and gene editing therapeutics. Arcturus’ technologies are covered by its extensive patent portfolio (patents and patent applications issued in the U.S., Europe, Japan, China and other countries). For more information, visit www.ArcturusRx.com. In addition, please connect with us on Twitter and LinkedIn.

Trademark Acknowledgements

The Arcturus logo and other trademarks of Arcturus appearing in this announcement, including LUNAR® and STARR™, are the property of Arcturus. All other trademarks, services marks, and trade names in this announcement are the property of their respective owners.

IR and Media Contacts

Arcturus Therapeutics

Neda Safarzadeh

VP, Head of IR/PR/Marketing

858-900-2682

IR@ArcturusRx.com

Kendall Investor Relations

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ctanzi@kendallir.com